                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221


Pricing Supplement No. 5 dated February 16, 2000
(To Prospectus Supplement dated January 27, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION


                       Senior Medium-Term Notes, Series C
                               Floating Rate Notes


Principal Amount:                                                  $10,000,000

CUSIP No.:                                                         15231E AQ 1

Type:                                                    Regular Floating Rate

Interest Rate Basis:                                             3 month LIBOR

Designated LIBOR Page:                                           Telerate 3750

Initial Interest Rate:                                                   6.64%

Original Issue Date:                                         February 16, 2000

Stated Maturity:                                               August 16, 2001

Price to Public (Issue Price per

$1,000 Principal Amount):                                              100.00%

Agent's Discount or Commission:                                        $20,000

Accrued Interest (from Original Issue

Date to Delivery Date):                                                 $3,689

Net Proceeds to Centex:                                             $9,983,689

Spread:                                                       +55 Basis Points

Interest Rate Reset Period:                                          Quarterly

Interest Determination Dates:                Two London Business Days prior to
                                                      each Interest Reset Date

Interest Payment and Reset Dates:                           May 16, August 16,
                                                      November 16, February 16
                                                     (commencing May 16, 2000)

         This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $10,000,000 Senior Medium-Term Notes, Series C (the "Notes"), described herein to Morgan Stanley Dean Witter, as principal. It is expected that delivery of the Notes will be made against payment therefor on or about February 18, 2000 (the "Delivery Date").

         We may issue Senior Medium-Term Notes, Series C, and Subordinated Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $90,000,000 has been issued.